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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-A

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(b) OR (g) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                     DUKE REALTY INVESTMENTS, INC.
        (Exact name of registrant as specified in its charter)

                 INDIANA                                35-1740409
(State of incorporation or organization)  (I.R.S. Employer Identification No.)

                    8888 KEYSTONE CROSSING, SUITE 1200
                       INDIANAPOLIS, INDIANA 46240
                 (Address of principal executive offices,
                           Including Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                Name of each exchange on which
        to be so registered                 each class is to be registered

               NONE                                    NONE


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instructions A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box.   / /


Securities to be registered pursuant to Section 12(g) of the Act:


                          DEPOSITARY SHARES, EACH SHARE
                      REPRESENTING A 1/10 OWNERSHIP INTEREST
                              IN ONE 7.99% SERIES B
                  CUMULATIVE STEP-UP PREMIUM RATE PREFERRED SHARE

                                 (Title of Class)

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The securities of Duke Realty Investments, Inc. (the "Registrant") to be registered are certain Depositary Shares ("Depositary Shares"), each representing a one-tenth (1/10) ownership interest in one 7.99% Series B Cumulative Step-Up Premium Rate Preferred Share, $.01 par value, $500.00 liquidation preference ("Preferred Shares"). The descriptions of the Depositary Shares and the Preferred Shares under headings "Description of Series B SUPeR Preferred Shares and Depositary Shares," "Description of Preferred Stock" and "Description of Depositary Shares" set forth in the Prospectus dated June 6, 1996 (File No. 333-04695) and the Supplement thereto filed by Registrant on July 10, 1997 pursuant to Rule 424(b) are hereby incorporated by reference.

        The Registrant has made application to list the Depositary Shares on the New York Stock Exchange (the "Exchange"). However, the Registrant does not anticipate that the application will be approved until the Exchange's distribution requirements are satisfied. As of July 10, 1997, a representative of the Exchange had informed the Registrant that the Exchange would require at least 100 beneficial owners of the Depositary Shares in order for the Depositary Shares to satisfy the Exchange's distribution requirements.

ITEM 2. EXHIBITS.

        4.1 Deposit Agreement dated July 11, 1997 among Registrant,
            American Stock Transfer and Trust Co. and the holders from time to time of certain Depositary Receipts which is incorporated by reference from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on July 11, 1997 (the "Current Report").

        4.2 Articles of Amendment of Registrant's Articles of Incorporation, filed with the Indiana Secretary of State, effective on July 11, 1997 and incorporated by reference from Exhibit 3 to the Current Report.

        4.3 Form of Depositary Receipt for the Depositary Shares which is incorporated by reference from Exhibit 4.3 to the Current Report.

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                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        DUKE REALTY INVESTMENTS, INC.



Dated: July 11, 1997                    By:     /s/ Dennis D. Oklak
                                            ---------------------------------
                                                 Dennis D. Oklak
                                                 Vice President and Treasurer













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